                                                                   EXHIBIT 99.01

                        EXCERPTS FROM OFFERING MEMORANDUM

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This offering memorandum and the documents it incorporates by reference contain statements that are not historical fact and constitute "forward-looking statements." When we use words like "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "should" or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

               o general economic conditions, including the availability of credit, actions of rating agencies and their impact on capital expenditures and our ability and the ability of our subsidiaries to obtain financing on favorable terms;

               o    business conditions in the energy industry;

               o competitive factors, including the extent and timing of the entry of additional competition in the markets served by us and our subsidiaries;

               o    unusual weather;

               o state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates structures, and affect the speed and degree to which competition enters the electric and gas markets;

               o the higher risk associated with our nonregulated businesses compared with our regulated businesses;

               o    currency translation and transaction adjustments;

               o the ability of NRG Energy, Inc. and its subsidiaries to reach agreements with their lenders and creditors to restructure their debt;

               o costs and other effects of legal and administrative proceedings, settlements, investigations and claims, including without limitation claims brought against us by creditors, shareholders or others relating to our ownership of NRG; and

               o the other risk factors discussed under "Risk Factors" or listed from time to time by us in reports filed with the SEC.

         You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under "Business" and "Management's Discussion and Analysis" in our Annual Report on Form 10-K for the year ended December 31, 2001 and under "Management's Discussion and Analysis" and in "Notes to Consolidated Financial Statements" in our Current Report on Form 8-K filed on November 19, 2002 and in our Quarterly Report on Form 10-Q for the period ended September 30, 2002, and in other documents on file with the SEC. You may obtain copies of these documents as described under "Where You Can Find More Information."

In this offering memorandum, except as otherwise indicated, "Xcel Energy," "we," "our," and "us" refer to Xcel Energy Inc. but not to the initial purchasers named on the front cover page of this offering memorandum. In the discussion of our business in this offering memorandum, "we," "our" and "us" also refers to our subsidiaries.

                                   OUR COMPANY

GENERAL

         We are a public utility holding company with four significant public utility subsidiaries:

               o Northern States Power Company, a Minnesota corporation ("NSP-Minnesota"), which serves 1.3 million electric customers and 0.4 million gas customers in Minnesota, North Dakota and South Dakota;

               o Public Service Company of Colorado, a Colorado corporation, ("PSCo"), which serves 1.3 million electric customers and
                    1.1 million gas customers in Colorado;

               o Southwestern Public Service Company, a New Mexico corporation, which serves 390,000 electric customers in portions of Texas, New Mexico, Oklahoma and Kansas; and

               o Northern States Power Company, a Wisconsin corporation, which serves 230,000 electric customers and 90,000 gas customers in northern Wisconsin and Michigan.

         We also own or have an interest in a number of nonregulated businesses, the largest of which is NRG Energy, Inc. ("NRG Energy"). As a result of the recently completed exchange of our shares for publicly held shares of NRG Energy, NRG Energy is now an indirect, wholly-owned subsidiary of ours. NRG Energy is a global energy company, primarily engaged in the ownership and operation of power generation facilities and the sale of energy, capacity and related products. As discussed more fully in our Form 10-Q for the quarter ended September 30, 2002, NRG Energy has experienced severe financial difficulties and downgradings of its credit ratings. NRG Energy and its subsidiaries (collectively, "NRG") have missed several scheduled payments of principal and interest on their bonds and credit facilities and are currently in default on these bonds, credit facilities and their other obligations. NRG Energy has presented a restructuring proposal to its lenders and bondholders and continues to work with them in an attempt to resolve these issues.

         In addition to NRG, our nonregulated subsidiaries include Seren Innovations, Inc. (broadband telecommunications services), e prime, inc. (natural gas marketing and trading), Planergy International Inc. (energy management consulting and demand-side management services) and Eloigne Company (acquisition of rental housing projects that qualify for low-income housing tax credits).

         Our predecessor company, Northern States Power Company, was incorporated in 1909 under the laws of Minnesota. On August 18, 2000, our predecessor company merged with New Century Energies, Inc. and the merged entity changed its name from Northern States Power Company to Xcel Energy Inc. Our principal executive offices are located at 800 Nicollet Mall, Suite 3000, Minneapolis, Minnesota 55402, and our telephone number at such location is (612) 330-5500.

REGULATORY OVERVIEW

         We are registered as a holding company under the Public Utility Holding Company Act of 1935, as amended ("PUHCA"). As a result, we, our utility subsidiaries and certain of our non-utility subsidiaries are subject to extensive regulation by the SEC under PUHCA, including, among other things, our issuances and sales of securities, capital structure, acquisitions and sales of certain utility properties and intra-system sales of certain goods and services. In addition, PUHCA generally limits the ability of registered holding companies to acquire additional public utility systems and to acquire and retain businesses unrelated to the utility operations of the holding company.

         The electric and natural gas rates charged to customers of our utility subsidiaries are approved by the Federal Energy Regulatory Commission ("FERC") or the utility regulatory commissions in the states in which they operate. The rates are generally designed to recover plant investment, operating costs and an allowed return on investment. We request changes in rates for utility services through filings with the regulatory commissions. Because comprehensive rate changes are requested infrequently in some states, changes in operating costs can affect our financial results. In addition to changes in operating costs, other factors affecting rate filings are sales growth, conservation and demand-side management efforts, and the costs of capital.

RECENT DEVELOPMENTS

         On Nov. 7, 2002, our subsidiary, Xcel Energy Market Holdings Inc., reached an agreement to sell its wholly-owned subsidiary, Viking Gas Transmission Company ("Viking") and Viking's ownership interest in Guardian Pipeline, L.L.C. ("Guardian") to a subsidiary of Northern Border Partners, L.P. ("NBP"). Pursuant to the agreement, NBP agrees to purchase Viking, including Viking's ownership interest in Guardian, for approximately $152 million, including the assumption of approximately $40 million of outstanding debt. The seller has the option not to sell its interest in Guardian, in which event the purchase price will be decreased by approximately $40 million. The purchase is expected to close in the first quarter of 2003, subject to receipt of all necessary approvals.

         On November 8, 2002, we issued $100 million principal amount of 8% senior convertible notes (the "Existing Notes") pursuant to a Securities Purchase Agreement (the "Purchase Agreement") with Citadel Equity Fund Ltd., Citadel Credit Trading Ltd. and Jackson Investment Fund Ltd. (together, the "Purchasers"). Pursuant to the Purchase Agreement, if we have not previously delivered an optional redemption notice, (i) the Purchasers shall, subject to certain conditions, purchase an additional $50 million of 8% senior convertible notes on November 22, 2002, (ii) we may, at our option, issue and sell up to an additional $100 million principal amount of 8% senior convertible notes to the Purchasers in March 2003, and (iii) each of the Purchasers may, at its option, purchase additional 8% senior convertible notes in an aggregate principal amount up to its ratable portion of the sum of $75 million, plus 25% of the principal amount of each of the notes issued pursuant to clause (ii) above, within 365 days of its purchase of each such note. Such notes are convertible into our common stock at any time and from time to time after their issuance date by the holder at the specified conversion prices (subject in each instance to adjustment for stock splits, stock dividends, stock combinations and similar transactions as well as certain issuances by us of common stock or common stock derivative securities). Each of the 8% senior convertible notes has an initial maturity of 364 days that can be extended by the holder for additional 364-day periods up to a maximum of 5 years. The initial interest rate of 8% on the 8% senior convertible notes is subject to increase by 2% in the event that certain conditions are not satisfied by November 22, 2002, or upon the occurrence of an event of default thereunder. A portion of the proceeds of the issue and sale of the notes offered hereby will be used to redeem the Existing Notes. Upon consummation of the sale of the notes offered hereby, we will deliver the optional redemption notice to the Purchasers. Pursuant to the terms of the 8% senior convertible notes, such notes will be redeemed, upon timely notice to the Purchasers of the consummation of this offering, on January 8, 2003 at a redemption price equal to the greater of (i) 102% of the Conversion Amount (which is the principal amount, plus accrued interest, on the notes to be redeemed) and (ii) the sum of (x) the product of the Conversion Amount and the quotient determined by dividing the closing bid price of our common stock on the date of the redemption notice by the applicable Redemption Conversion Price (as hereinafter defined) and (y) 12% of the Conversion Amount of such notes. The "Redemption Conversion Price" equals 110% of the volume weighted average price of our common stock on the date of issuance of such notes. Until the redemption of the 8% senior convertible notes, such notes may be converted into shares of our common stock, upon the terms set forth therein. Subject to the terms of the 8% senior convertible notes, the Purchasers will be offered any terms of the notes offered hereby which are more favorable to the holders thereof than the terms of the 8% senior convertible notes. Upon redemption of the Existing Notes, we will enter into an agreement with the Purchasers granting them the right, exercisable at any time and from time to time during the one-year period commencing on the redemption date, to purchase notes in a private placement that are otherwise identical (other than issuance date) to the notes issued in this offering in an aggregate principal amount equal to 25% of the aggregate principal amount of securities issued by us in this offering. For additional information regarding the terms of the Purchase Agreement and the terms of the 8% senior convertible notes, see Note 10 to our consolidated financial statements in our Form 10-Q for the quarter ended September 30, 2002.

         On November 12, 2002, we announced that our Board of Directors voted to elect Benjamin G.S. Fowke III to the position of vice president and treasurer. Mr. Fowke, who has 20 years of experience in the energy industry, previously served as vice president and chief financial officer of our commodity trading and marketing business unit.

                        SUMMARY HISTORICAL FINANCIAL DATA

         The following tables present our summary consolidated historical financial data. The data presented in these tables are from "Selected Consolidated Financial Data," included elsewhere in this offering memorandum. You should read that section for a further explanation of the consolidated financial data summarized here. You should also read the summary consolidated financial data presented below in conjunction with "Management's Discussion and Analysis" for the year ended December 31, 2001 contained in our Current Report on Form 8-K filed on November 19, 2002 and our Quarterly Report on Form 10-Q for the period ended September 30, 2002, and our audited and unaudited consolidated financial statements and related notes and other financial information contained in our Current Report on Form 8-K filed on November 19, 2002 and our Quarterly Report on Form 10-Q for the period ended September 30, 2002, which we incorporate by reference in this offering memorandum. See "Where You Can Find More Information." The historical financial information may not be indicative of our future performance.

         The consolidated financial statement information summarized in the tables below for 1999, 2000 and 2001 reflect reclassifications from amounts previously reported in our Annual Report on Form 10-K for the year ended December 31, 2001, due to (a) changes in the presentation of electric and gas trading revenues and costs, as a result of adopting in 2002 the requirements of Emerging Issues Task Force Issue No. 02-03, and (b) the impact of discontinued operations for certain components of NRG Energy. These reclassifications are necessary to provide historical information that is comparable and consistent with the amounts shown for the nine months ended Sept. 30, 2002 and 2001 in the tables below. The reclassifications did not change our earnings or cash flows from amounts previously reported in our Annual Report on Form 10-K for the year ended December 31, 2001.

                                                    NINE MONTHS ENDED
                                                       SEPTEMBER 30,                         YEAR ENDED DECEMBER 31,
                                             ------------------------------     ----------------------------------------------
                                                2002(1)            2001             2001             2000           1999(2)
                                             ------------      ------------     ------------     ------------     ------------
                                                      (UNAUDITED)                                                 (UNAUDITED)
                                                                    (THOUSANDS OF DOLLARS)

CONSOLIDATED INCOME STATEMENT DATA:
Operating revenue ......................     $  7,240,771      $  8,979,337     $ 11,522,647     $  9,369,839     $  6,876,324
Operating (loss) income ................     $ (1,926,093)     $  1,555,026     $  1,885,232     $  1,505,159     $  1,196,981
Interest charges and financing costs ...     $    669,683      $    584,530     $    793,967     $    674,820     $    452,144
Net (loss) income ......................     $ (1,883,154)     $    650,070     $    794,966     $    526,828     $    570,933

                                                                                        SEPTEMBER 30, 2002 (3)
                                                                                       ------------------------
CONSOLIDATED BALANCE SHEET DATA:                                                        (THOUSANDS OF DOLLARS)
                                                                                             (UNAUDITED)
Total assets.....................................................................        $       28,405,775
Short-term debt (including current maturities)(4)................................        $        9,526,054
Long-term debt(4)................................................................        $        6,889,364
Total debt.......................................................................        $       16,415,418
Minority interest................................................................        $           38,837
Mandatorily redeemable preferred securities of subsidiary trusts.................        $          494,000
Preferred stockholders' equity...................................................        $          105,320
Common stockholders' equity......................................................        $        5,247,506
Total capitalization (includes short-term debt and minority interests)...........        $       22,301,081

(1) Results for 2002 include two significant items which are described further in our Form 10-Q for the quarter ended September 30, 2002: (a) impairment charges related to NRG's long-lived assets and equity investments which reduced operating income by $3.0 billion and net income by $2.9 billion; and (b) income tax benefits related to our investment in NRG which increased net income by $676 million. Excluding these items, 2002 operating income would have been approximately $1.1 billion and 2002 net income would have been approximately $400 million.

(2) The 1999 consolidated financial data was derived from financial statements audited by Arthur Andersen LLP, independent public accountants. We have been unable to obtain the consent of Arthur Andersen LLP to the use of their report in this offering memorandum. The 1999 amounts, as reclassified, are unaudited.

(3) Actual capitalization amounts are as reported in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, which includes reclassification of discontinued operations of NRG. The components of such discontinued operations are segregated on the balance sheet, outside of apparent capitalization components. As a result, $227.7 million of short-term debt is reported as current liabilities held for sale; and $25.1 million of minority interest and $203.1 million of long-term debt are reported in the Form 10-Q as noncurrent liabilities held for sale.

(4) Based on the defaults under certain NRG debt agreements, and NRG's lenders having the ability to call such debt within twelve months of September 30, 2002, $6.7 billion of NRG's long-term debt has been reclassified to current as of that date.

                                  RISK FACTORS

         You should carefully consider the risks described below as well as other information contained in this offering memorandum before buying notes in this offering. The risks described in this section are those that we consider to be the most significant to your decision whether to invest in the notes. If any of the events described below occurs, our business, financial condition or results of operations could be materially harmed. In addition, we may not be able to make payments on the notes, and this could result in your losing all or part of your investment.

         Before you invest in any of the notes described in this offering memorandum, you should be aware of the significant risks described below. You should carefully consider these risks, together with all of the other information included in this offering memorandum and the information incorporated by reference, before you decide whether to purchase the notes.

         The risk factors listed in this section, as well as any cautionary language in this offering memorandum, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in the notes, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this offering memorandum and the information incorporated by reference could have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATED TO OUR OWNERSHIP OF NRG ENERGY

OUR SUBSIDIARY, NRG ENERGY, IS LIKELY INSOLVENT AND IS IN DEFAULT UNDER MOST OF ITS DEBT OBLIGATIONS. MANY OF ITS SUBSIDIARIES ARE ALSO LIKELY INSOLVENT AND ARE IN DEFAULT. IF THESE ENTITIES WERE THE SUBJECT OF VOLUNTARY OR INVOLUNTARY BANKRUPTCY PROCEEDINGS, THEIR CREDITORS COULD ATTEMPT TO MAKE CLAIMS AGAINST US, INCLUDING CLAIMS TO SUBSTANTIVELY CONSOLIDATE OUR ASSETS AND LIABILITIES WITH THOSE OF NRG ENERGY OR ITS SUBSIDIARIES. THESE CLAIMS, IF SUCCESSFUL, WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND LIQUIDITY, AND ON OUR ABILITY TO MAKE PAYMENTS ON THE NOTES.

         NRG has failed to make scheduled payments of interest and/or principal on approximately $5.5 billion of its debt and is in default under the related debt instruments. These missed payments also have resulted in cross-defaults of numerous other debt instruments of NRG. In addition, on November 6, 2002, lenders to NRG accelerated approximately $1.1 billion of NRG's debt under its construction revolver financing facility, thereby rendering the debt immediately due and payable.

         Absent an agreement on a comprehensive restructuring plan, NRG will remain in default under its debt and other obligations, because it does not have sufficient funds to meet such requirements and obligations. As a result, the lenders will be able, if they so choose, to seek to enforce their remedies at any time, which would likely lead to a bankruptcy filing by NRG.

         In addition to the missed debt payments, a significant amount of NRG's debt and other obligations contain terms which require that they be supported with letters of credit or cash collateral following a ratings downgrade. As a result of the downgrades that NRG has experienced this year, NRG estimates that it is in default of its obligations to post collateral ranging from $1.1 billion to $1.3 billion, principally to fund equity guarantees associated with its $2 billion construction and acquisition revolving credit facilities, to fund debt service reserves and other guarantees related to NRG projects and to fund trading operations.

         NRG continues to work with its lenders on a comprehensive restructuring plan that would contain waivers and/or material modifications of its debt and other obligations and its collateral requirements. There can be no assurance that NRG will be able to restructure its obligations or otherwise satisfactorily resolve these issues soon, or at all. We are unable to predict whether NRG will be able to implement any such restructuring plan, or whether, in the interim, NRG's lenders and bondholders will continue to forbear from exercising any or all of the remedies available to them, including acceleration of NRG's indebtedness, an involuntary proceeding in bankruptcy and, in the case of certain lenders, realization on the collateral for their indebtedness.

         Pending the resolution of NRG credit contingencies and the timing of possible asset sales, a portion of NRG's long-term debt obligations have been classified as current liabilities on our consolidated balance sheet due to lenders having the ability to accelerate such debt within twelve months of the balance sheet date. In the event that NRG is unable to effect a restructuring of its debt and other obligations and is unable to obtain adequate financing on acceptable terms, there would be substantial doubt as to NRG's ability to continue as a going concern. In any event, whether or not NRG becomes subject to a bankruptcy proceeding, it is unlikely that we ultimately will own any equity interest in NRG. As of September 30, 2002, we had contributed approximately $1.9 billion of capital to NRG, including the value of our shares exchanged for minority NRG stockholder shares in June 2002. As of September 30, 2002, the net worth of NRG Energy was a deficit of approximately $135 million.

         If NRG does become subject to a bankruptcy proceeding, NRG or its creditors could seek to substantively consolidate us with NRG. The equitable doctrine of substantive consolidation would permit a bankruptcy court to disregard the separateness of related entities, such as NRG and us, and to consolidate and pool the entities' assets and liabilities and treat them as though held and incurred by one entity where the interrelationship between the entities warrants such consolidation. If NRG or its creditors were to assert such claims in an NRG bankruptcy proceeding, there can be no assurance as to how a bankruptcy court would resolve the issue. One of the creditors of an NRG project already has filed involuntary bankruptcy proceedings against that project and has included claims against NRG Energy and us. If a bankruptcy court were to allow substantive consolidation of us with NRG, it would have a material adverse effect on us and on our ability to make payments on our obligations, including the notes, and could ultimately cause us to seek to restructure under the protection of the bankruptcy laws. The issue of substantive consolidation is discussed in further detail under the caption "Potential NRG Bankruptcy" in Note 9 to the consolidated financial statements contained in our Form 10-Q for the quarter ended September 30, 2002.

IF OUR ASSETS ARE SUBSTANTIVELY CONSOLIDATED WITH THOSE OF NRG, OR IF WE OTHERWISE INCUR SIGNIFICANT LIABILITIES RELATING TO NRG, WE MAY NOT HAVE SUFFICIENT RESOURCES TO SATISFY THOSE CLAIMS, AND IT WOULD ADVERSELY AFFECT OUR ABILITY TO MAKE PAYMENTS ON THE NOTES.

         If NRG enters or is placed in bankruptcy, we can provide no assurance that a bankruptcy court will not substantively consolidate us with NRG and make our assets available to satisfy NRG's obligations. We have been advised by our counsel that on Friday, November 22, 2002, they expect to provide a reasoned legal opinion to the Purchasers under the 8% senior convertible notes purchase agreement addressing the issue of the non-consolidation of us with the assets and liabilities of NRG, pursuant to the terms of the 8% senior convertible notes purchase agreement. Although we expect the initial purchasers will have the opportunity to review this opinion, our counsel has advised us that they will not address the opinion to the initial purchasers or permit them to rely thereon.

         Even without substantive consolidation, however, we have certain other potential exposures to claims relating to NRG. In May 2002, we entered into a support and capital contribution agreement pursuant to which we agreed to provide up to $300 million to NRG under certain circumstances. We may be required to provide NRG with this $300 million.

         We have also provided various guarantees and bond indemnities supporting certain of NRG's obligations, guaranteeing the payment or performance under specified agreements or transactions of NRG. As a result, our exposure under the guarantees is based upon the net liability of the relevant subsidiary under the specified agreements or transactions. The majority of our guarantees limit our exposure to a maximum amount stated in the guarantees. As of September 30, 2002, the maximum amount stated in our guarantees of obligations of NRG was approximately $234 million. Our aggregate exposure on guarantees of obligations of NRG was approximately $104 million as of September 30, 2002.

         Even without substantive consolidation, we may also have additional potential exposure to certain liabilities relating to employee benefit plans maintained for the benefit of the employees of NRG:

               o Eligible current or former NRG employees participate in one of our qualified defined benefit pension plans, with the result that our plan is liable for past and future accruals for these employees. To the extent NRG is unable to contribute amounts necessary to fund these accruals, we would be required to do so. We expect to agree to make a $2 million funding contribution due by NRG to our plan in March 2003 and seek reimbursement from NRG for the payment, although it is unlikely that we would obtain such reimbursement.

               o Some current or former NRG employees participate in non-qualified deferred compensation plans that we or other subsidiaries, including NRG, maintain. To the extent NRG fails to pay benefits accrued by its current or former employees under these plans, such employees may seek payment from us. If we were found liable for such payment, we cannot assure you that the amount we would be required to pay would not be material.

               o Certain NRG current or former employees also participate in various welfare plans, including retiree medical and life plans, maintained by us. We have also provided guarantees for specified NRG severance and employment payments. We cannot assure you that benefits that we would be required to pay NRG current or former employees pursuant to these arrangements would, in the aggregate, not be material if NRG were unable to pay them when due.

               o NRG maintains a long-term incentive plan under which options for 2,914,839 of our shares are outstanding. Such options, which have a weighted average exercise price of $29.80, would become fully exercisable if a change of control (as defined in the plan) of NRG were to occur during or following bankruptcy proceedings. Of these options outstanding, none currently have an in-the-money spread.

               o NRG participates in a multiemployer pension plan covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), with respect to certain employees covered by collective bargaining agreements. If NRG were to withdraw from this plan in a complete or partial withdrawal while it was a member of our controlled group within the meaning of ERISA (generally, subsidiaries of which we own directly or indirectly at least 80%), we would be liable under ERISA for any portion of the resulting withdrawal liability imposed under Title IV of ERISA that NRG is unable to pay. If such withdrawal were to occur now, we cannot assure you that the amount of withdrawal liability we would be required to pay would not be material.

         In addition, we may incur liability for certain tax obligations of NRG. Under regulations issued by the U.S. Department of the Treasury, each member of a consolidated group during any part of a consolidated federal income tax return year is severally liable for the tax obligation of the entire consolidated group for that year. NRG was a member of our consolidated group before March 2001 and is eligible for re-inclusion in our consolidated group as of June 2002. It is likely, though not certain, that we will decide not to reconsolidate NRG for income tax purposes for 2002. If the IRS determines that NRG owes additional taxes and NRG does not pay them, the IRS would look to one or more members of the consolidated group, including us, for taxes owed by NRG for tax periods when NRG was a member of the consolidated group. If the IRS looked to us to pay taxes not paid by NRG, we would exercise any legal rights that are available for recovery of the payment from NRG, including in any NRG bankruptcy proceeding. We cannot assure you that any amounts that we would be required to pay to the IRS would not be material or that such amounts could be recovered from NRG.

         We cannot assure you that we will have access to adequate funds on reasonable terms in the event that we are substantively consolidated with NRG or we incur other significant liabilities relating to NRG. If these events were to occur, it would adversely affect our ability to make payments on the notes and you could risk the loss of your entire investment.

RECENT AND ONGOING LAWSUITS RELATING TO OUR OWNERSHIP OF NRG COULD IMPAIR OUR PROFITABILITY AND LIQUIDITY AND COULD DIVERT THE ATTENTION OF OUR MANAGEMENT.

         On July 31, 2002, a lawsuit purporting to be a class action on behalf of purchasers of our common stock between January 31, 2001 and July 26, 2002, was filed in the United States District Court in Minnesota. The complaint named Xcel Energy; Wayne H. Brunetti, chairman, president and chief executive officer; Edward J.

McIntyre, former vice president and chief financial officer; and James J. Howard, former chairman as defendants. Among other things, the complaint alleges violations of Section 10(b) of the Securities and Exchange Act and Rule 10b-5 related to allegedly false and misleading disclosures concerning various issues, including "round trip" energy trades, the existence of cross-default provisions in our and NRG Energy's credit agreements with lenders, NRG's liquidity and credit status, the supposed risks to our credit rating and the status of our internal controls to monitor trading of its power. Since the filing of the lawsuit on July 31, 2002, thirteen additional lawsuits have been filed with similar allegations. On August 15, 2002, a shareholder derivative action was filed in the same court as the class actions described above purportedly on our behalf, against certain of our present and former directors and officers, citing essentially the same circumstances as the class actions and asserting breach of fiduciary duty. Subsequently, two additional derivative actions were filed in the District Court for Hennepin County, Minnesota, against essentially the same defendants, focusing on alleged wrongful energy trading activities and asserting breach of fiduciary duty for failure to establish and maintain adequate accounting controls, abuse of control and gross mismanagement. In addition, class action complaints have been filed against us and the members of our board of directors under the Employee Retirement Income Security Act by participants in our 401(k) plan and purported shareholder derivative actions also have been filed. If any of these cases result in a substantial monetary judgment against us or are settled on unfavorable terms, our profitability and liquidity could be materially adversely affected.

DEFAULTS AT ADDITIONAL NRG PROJECTS COULD CAUSE US TO RECOGNIZE SIGNIFICANT ADDITIONAL LOSSES AND WRITE-DOWNS.

         Substantially all of NRG's operations are conducted by project subsidiaries and project affiliates. NRG's cash flow and ability to service corporate-level indebtedness when due is dependent upon receipt of cash dividends and distributions or other transfers from NRG's subsidiaries and project affiliates. The debt agreements of NRG's subsidiaries and project affiliates generally restrict their ability to pay dividends, make distributions or otherwise transfer funds to NRG. As of September 30, 2002, certain of NRG's subsidiaries and project affiliates are restricted from making cash payments to
NRG: Loy Yang, Killingholme, Energy Center Kladno, LSP Energy (Batesville), Louisiana Generating and NRG Northeast Generating do not currently meet the minimum debt service coverage ratios required for these projects to make payments to NRG. Crockett Cogeneration is also limited in its ability to make distributions to NRG and its other partners.

         Many of the debt agreements of NRG's subsidiaries and project affiliates require the funding of debt service reserve accounts. Prior to the NRG downgrades, certain debt service reserve account funding requirements were satisfied by provision of a guarantee from NRG. Following the downgrade of NRG, those guarantees no longer qualified as acceptable credit support and the accounts were required to be funded with cash by NRG. The accounts were not funded with cash from NRG, and, after allowing for applicable cure periods, events of default were triggered under such project financings that allow the lenders to accelerate the project debt. NRG South Central Generating, NRG McClain, NRG MidAtlantic, Flinders, NRG Northeast Generating and Enfield are precluded from making payments to NRG due to unfunded debt service reserve accounts. NRG expects that the Killingholme and Brazos Valley projects will be foreclosed upon by the lenders.

         Additional asset impairments may be recorded by NRG in periods subsequent to September 30, 2002, given the changing business conditions for NRG and the resolution of its pending restructuring plan. We are unable at this time to determine the possible magnitude of any additional NRG asset impairments, but they could be material.

For additional information regarding our ownership of NRG and its potential implications on us, see our Form 10-Q for the quarter ended September 30, 2002, especially Notes 6 and 7 to the consolidated financial statements.

RISKS RELATED TO OUR LIQUIDITY AND ACCESS TO CAPITAL MARKETS

OUR CREDIT RATINGS HAVE BEEN RECENTLY LOWERED AND COULD BE FURTHER LOWERED IN THE FUTURE. IF THIS WERE TO OCCUR, OUR ACCESS TO CAPITAL WOULD BE NEGATIVELY AFFECTED AND THE VALUE OF THE NOTES COULD DECLINE.

         Our credit ratings and access to the capital markets have been significantly and negatively affected recently, and may be further affected in the future. As of September 30, 2002, our senior unsecured debt was rated BBB-by Standard & Poor's, Baa3 (negative outlook) by Moody's and BB+, with "negative outlook," by Fitch. As a result, our ability to access needed capital and bank credit has been limited, and our cost of capital has increased materially. Any further downgrade of our debt securities would increase our cost of capital and impair our access to the capital markets. This could adversely affect our financial condition and results of operations.

         On June 24, 2002, Standard & Poor's lowered the short-term rating on our commercial paper to "A-3" from "A-2" and on July 30, 2002, Fitch lowered our commercial paper rating from "F1" to "F2". Our commercial paper rating from Moody's is "P-2". In general, the market for commercial paper that is rated either below "A-2" by Standard & Poor's or below "P-2" by Moody's is limited. Consequently, we do not currently have access to the commercial paper market and refinanced our outstanding commercial paper as it matured with borrowings under our credit facilities. As of September 30, 2002, and after giving effect to the repayment of the $400 million credit facility at maturity on November 8, 2002, we had no commercial paper outstanding and had borrowings of approximately $400 million under our five-year credit facility which matures in November 2005.

         Our cost of new borrowings to replace our commercial paper is greater than the historical cost of commercial paper. As a result of our loss of access to the commercial paper market and the current lack of additional capacity under our credit facility, we are more dependent upon accessing the capital markets. Access to the capital markets on favorable terms will be affected by our credit ratings (and the ratings of our affiliated companies) and prevailing conditions in the capital markets.

         We cannot assure you that any of our current ratings or those of our affiliates, including NRG, will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency. In particular, under the current rating methodology used by Standard & Poor's, our ratings could be changed to reflect a change in credit ratings of any of our affiliates, including NRG. Further adverse developments related to NRG's liquidity and its debt and other obligations described above, and the actions we take to address that situation, could have an adverse effect on our credit ratings and therefore our liquidity. Any lowering of the rating of the notes offered hereby would likely reduce the value of the notes.

         MOODY'S HAS NOT YET PROVIDED A RATING FOR THESE NOTES AND THERE CAN BE NO ASSURANCE THAT IT WILL DO SO BEFORE WE CLOSE THIS OFFERING. IF MOODY'S DECIDES TO DOWNGRADE THESE NOTES BELOW INVESTMENT GRADE, IT COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

         We have provided various guarantees and bond indemnities supporting certain of our subsidiaries by guaranteeing the payment or performance by such subsidiaries of specified agreements or transactions. Our exposure under the guarantees is based upon the net liability of the relevant subsidiary under the specified agreements or transactions. The majority of our guarantees limit our exposure to a maximum amount that is stated in the guarantees. As of September 30, 2002, we had guarantees outstanding with a maximum stated amount of approximately $864 million and actual current aggregate exposure of approximately $323 million, which amount may vary over time.

         Although we have requested that Moody's rate these notes, Moody's has not yet made its ratings decision. If Moody's were to rate these notes below investment grade, or if either Standard & Poor's or Moody's were subsequently to downgrade our credit rating below investment grade, we may be required to provide credit enhancement in the form of cash collateral, letters of credit or other security to satisfy part or potentially all of these exposures.

         Any such downgrading of our ratings would increase our cost of capital and impair our access to the capital markets. Thus, the requirement to provide cash collateral could adversely affect our liquidity position.

OUR REDUCED ACCESS TO SOURCES OF LIQUIDITY MAY INCREASE OUR COST OF CAPITAL AND OUR DEPENDENCE ON CAPITAL MARKETS.

         Historically, we have relied on bank lines of credit, the commercial paper market and dividends from our regulated utility subsidiaries to meet our cash requirements, including dividend payments to our shareholders, and the short-term liquidity requirements of our business. Given the recent events at NRG discussed above and the recent downgrades in our short-term ratings, we do not have access to the commercial paper market.

         In addition, a $400 million revolving credit facility expired in November 2002, and we were not able to renew this facility on favorable terms. Consequently we repaid the facility from funds from a new financing and from available cash. Our inability to obtain bank financing on favorable terms will limit our ability to contribute equity or make loans to our subsidiaries, including our regulated utilities, and may cause us to seek alternative sources of funds to meet temporary cash needs.

         Furthermore, until the issues related to NRG are resolved, our access to the capital markets is likely to be constrained. Access to the capital markets and our cost of capital will be affected by our credit ratings (and the ratings of our affiliated companies) and prevailing conditions in the capital markets. If we are unable to access the capital markets on favorable terms, our ability to fund our operations and required capital expenditures and other investments may be adversely affected.

         Our utility subsidiaries also rely on accessing the capital markets to support their capital expenditure programs and other capital requirements to maintain and build their utility infrastructure and comply with future requirements such as installing emission-control equipment. The ability of our utility subsidiaries to access the capital markets also has been negatively impacted by events at NRG.

WE MUST RELY ON CASH FROM OUR SUBSIDIARIES TO MAKE DEBT PAYMENTS.

         We are a holding company and thus our investments in our subsidiaries are our primary assets. Substantially all of our operations are conducted by our subsidiaries. Consequently, our operating cash flow and our ability to service our indebtedness, including the notes, depends upon the operating cash flow of our subsidiaries and the payment of funds by them to us in the form of dividends. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due pursuant to the notes or to make any funds available for that purpose, whether by dividends or otherwise. In addition, each subsidiary's ability to pay dividends to us depends on any statutory and/or contractual restrictions which may be applicable to such subsidiary, which may include requirements to maintain minimum levels of working capital and other assets.

         As discussed above, our utility subsidiaries are regulated by various state utility commissions which generally possess broad powers to ensure that the needs of the utility customers are being met. To the extent that the state commissions attempt to impose restrictions on the ability of our utility subsidiaries to pay dividends to us, it could adversely affect our ability to make payments on the notes or otherwise meet our financial obligations.

WE ARE SUBJECT TO REGULATORY RESTRICTIONS ON ACCESSING CAPITAL.

         We are a public utility holding company registered with the SEC under PUHCA. PUHCA contains limitations on the ability of registered holding companies and certain of their subsidiaries to issue securities. Such registered holding companies and subsidiaries may not issue securities unless authorized by an exemptive rule or order of the SEC.

         Because the exemptions available to us are limited, we sought and received authority from the SEC under PUHCA for various financing arrangements. One of the conditions of our original financing order was that our ratio of common equity to total capitalization, on a consolidated basis, be at least 30 percent. During the quarter ended September 30, 2002, we were required to record significant asset impairment losses from sales or divestitures of NRG assets and businesses, from NRG's cancelling or deferring the funding of certain projects under construction and from NRG's deciding not to contribute additional funds to certain projects already operating. As a result, our common equity ratio fell below 30 percent.

         In anticipation of falling below the 30 percent level, we obtained authorization from the SEC under PUHCA to engage in certain financing transactions and intrasystem loans through March 31, 2003, so long as our ratio of common equity to total capitalization, on an as adjusted basis, is at least 24 percent. As of September 30, 2002, our common equity ratio, as adjusted, was at least 24%. Financings authorized by the SEC included the issuance of debt (including convertible debt) to refinance or replace a $400 million credit facility that expired on November 8, 2002, issuance of $450 million of stock (less amounts of long-term debt issued as part of the refinancing of the $400 million credit facility) and the renewal of guarantees for trading obligations of NRG's power marketing subsidiary. The SEC reserved jurisdiction over additional securities issuances by us through June 30, 2003, while our common equity ratio is below 30 percent. After June 30, 2003, our common equity ratio must be at least 30 percent in order to engage in financing transactions without additional approval of the SEC. In addition, we may issue on an exempt basis certain debt securities with a maturity of not more than nine months.

         It is possible that we may be required to recognize further losses at NRG and that our common equity ratio may fall below the 24 percent level. If that occurs and we are unable to obtain additional relief from the SEC, we may not be able to issue securities, which could have a material adverse effect on our ability to make payments on the notes and otherwise meet our capital and other needs.

For additional information regarding our liquidity and capital resources, and the effect that the recent reductions in our credit ratings has had on our access to capital, see our Form 10-Q for the quarter ended September 30, 2002, especially Note 10 to the consolidated financial statements and the information under the caption "Liquidity and Capital Resources" in "Management's Discussion and Analysis".

RISKS ASSOCIATED WITH OUR BUSINESS

THERE MAY BE CHANGES IN THE REGULATORY ENVIRONMENT THAT IMPAIR OUR ABILITY TO RECOVER COSTS FROM OUR CUSTOMERS.

         We are subject to comprehensive regulation by several federal and state utility regulatory agencies, which significantly influences our operating environment and our ability to recover our costs from utility customers. The utility commissions in the states where our utility subsidiaries operate regulate many aspects of our utility operations including siting and construction of facilities, customer service and the rates that we can charge customers.

         In light of the recent credit and liquidity events regarding NRG, we face enhanced scrutiny from our state regulators. On August 8, 2002, the MPUC asked for additional information related to the impact of NRG's financial circumstances on NSP-Minnesota. Subsequent to that date, several newspaper articles alleged concern about the reporting of service quality data and NSP-Minnesota's overall maintenance practices. In an order dated October 22, 2002, the MPUC opened an investigation into the accuracy of NSP-Minnesota's reliability records and to allow for further review of its maintenance and other service quality measures. The Minnesota Department of Commerce and Office of Attorney General have begun an investigation of these issues. There is no scheduled date for completion of these investigations and we cannot assure you that such investigations, and any attendant remedial actions, will not materially and adversely affect the financial position and results of operations of NSP-Minnesota.

         The events relating to NRG could also negatively impact the positions taken by the Colorado Public Utilities Commission ("CPUC") in PSCo's pending and future rate proceedings, which could result in reduced recovery of our costs. In May 2002, PSCo filed a combined general rate case with CPUC to address increased costs for providing energy to Colorado customers. The net impact of the filings would increase electric revenue by approximately $220 million annually. This is based on $113 million for fuel and purchased power and $107 million for cost of electric service. In addition, PSCo also requested a decrease in natural gas revenue by approximately $13 million to reflect lower wholesale gas costs. PSCo also requested that its authorized rate of return on equity be set at 12 percent for electricity and 12.25 percent for natural gas.

         As a result of the energy crisis in California and the financial troubles at a number of energy companies, including the financial challenges of NRG, the regulatory environments in which we operate have received an increased amount of public attention. The profitability of our utility operations is dependent on our ability to recover costs related to providing energy and utility services to our customers. It is possible that there could be changes in the regulatory environment that would impair our ability to recover costs historically absorbed by our customers. State utility commissions generally possess broad powers to ensure that the needs of the utility customers are being met. We may be asked to ensure that our ratepayers are not harmed as a result of the credit and liquidity events at NRG. The state utility commissions also may seek to impose restrictions on the ability of our utility subsidiaries to pay dividends to us. If successful, this could materially and adversely affect our ability to meet our financial obligations, including making payments on the notes.

         As discussed above, our system also is subject to the jurisdiction of the SEC under PUHCA, which imposes a number of restrictions on the operations of registered holding company systems. These restrictions include, subject to certain exceptions, a requirement that the SEC approve securities issuances, sales and acquisitions of utility assets or of securities of utility companies and acquisitions of other businesses. PUHCA also generally limits the operations of a registered holding company like us to a single integrated public utility system, plus additional energy-related businesses. PUHCA rules require that transactions between affiliated companies in a registered holding company system be performed at cost, with limited exceptions.

         The Federal Energy Regulatory Commission has jurisdiction over wholesale rates for electric transmission service and electric energy sold in interstate commerce, hydro facility licensing, the wholesale gas transportation rates of Viking, the siting and construction of facilities by Viking and certain other activities of our utility subsidiaries. Federal, state and local agencies also have jurisdiction over many of our other activities.

         We are unable to predict the impact on our operating results from the future regulatory activities of any of these agencies. Changes in regulations or the imposition of additional regulations could have an adverse impact on our results of operations.

WE ARE SUBJECT TO COMMODITY PRICE RISK, CREDIT RISK AND OTHER RISKS ASSOCIATED WITH ENERGY MARKETS.

         We are exposed to market and credit risks in our generation, retail distribution and energy trading operations. To minimize the risk of market price and volume fluctuations, we enter into financial derivative instrument contracts to hedge purchase and sale commitments, fuel requirements and inventories of natural gas, distillate fuel oil, electricity and coal, and emission allowances. However, financial derivative instrument contracts do not eliminate the risk. Specifically, such risks include commodity price changes, market supply shortages, credit risk and interest rate changes. The impact of these variables could result in our inability to fulfill contractual obligations, significantly higher energy or fuel costs relative to corresponding sales contracts or increased interest expense.

         Credit risk includes the risk that counterparties that owe us money or energy will breach their obligations. If the counterparties to these arrangements fail to perform, we may be forced to enter into alternative arrangements. In that event, our financial results could be adversely affected and we could incur losses.

         We mark our energy trading portfolio to estimated fair market value on a daily basis (mark-to-market accounting), which causes earnings variability. Market prices are utilized in determining the value of electric energy, natural gas and related derivative commodity instruments. For longer-term positions, which are limited to a maximum of eighteen months, and certain short-term positions for which market prices are not available, models based on forward price curves are utilized. These models incorporate estimates and assumptions as to a variety of factors such as pricing relationships between various energy commodities and geographic locations. Actual experience can vary significantly from these estimates and assumptions.

WE MAY BE SUBJECT TO ENHANCED SCRUTINY AND POTENTIAL LIABILITIES AS A RESULT OF OUR TRADING OPERATIONS.

         On May 8, 2002, in response to disclosure by Enron Corporation of certain trading strategies used in 2000 and 2001 which may have violated market rules, the FERC ordered all sellers of wholesale electricity and/or ancillary services to the California Independent System Operator or Power Exchange, including us, to respond to data requests, including requests about the use of certain trading strategies. On May 22, 2002, we reported to the FERC that we had not engaged directly in the trading strategies identified in the May 8th inquiry. On May 21, 2002, the FERC supplemented the May 8th request by ordering all sellers of wholesale electricity and/or ancillary services in the United States portion of the Western Systems Coordinating Council during 2000 and 2001 to report whether they had engaged in activities referred to as "wash," "round trip" or "sell/buyback" trading. On May 31, 2002, we reported that we had not engaged in so-called round trip electricity trading identified in the May 21st inquiry.

         On May 13, 2002, independently and not in direct response to any regulatory inquiry, we reported that PSCo had engaged in transactions in 1999 and 2000 with the trading arm of Reliant Resources, Inc. in which it bought power from Reliant and simultaneously sold the same quantity back to Reliant. We have received subpoenas from the Commodities Futures Trading Commission for disclosure related to these "round trip trades" and other trading in electricity and natural gas for the period from January 1, 1999 to the present involving us or any of our subsidiaries.

         We also have received a subpoena from the SEC for documents concerning "round trip trades" in electricity and natural gas with Reliant Resources, Inc. for the period from January 1, 1999 to the present. The SEC subpoena is issued pursuant to a formal order of private investigation that does not name us. Based upon accounts in the public press, we believe that similar subpoenas in the same investigation have been served on other industry participants. We are cooperating with the regulators and taking steps to assure satisfactory compliance with the subpoenas.

         If it is determined that we acted improperly in connection with these trading activities, we could be subject to a range of potential sanctions, including civil penalties and loss of market-based trading authority.

         In addition, a number of actions have been filed in state and federal courts relating to power sales in California and other Western markets from May 2000 through June 2001. Although we have not been named in the California litigation, it is possible that we could be brought into the pending litigation, or named in future proceedings. There are also actions pending at FERC regarding these and similar issues. We cannot assure you that we will not have to pay refunds or other damages as a result of these proceedings. Any such refunds or damages could have an adverse effect on our financial results.

WE ARE SUBJECT TO ENVIRONMENTAL LAWS AND REGULATIONS WHICH COULD BE DIFFICULT AND COSTLY TO COMPLY WITH.

         We are subject to a number of environmental laws and regulations affecting many aspects of our past, present and future operations, including air emissions, water quality, wastewater discharges, and the management of wastes and hazardous substances. These laws and regulations generally require us to obtain and comply with a wide variety of environmental registrations, licenses, permits, inspections and other approvals. Environmental laws and regulations can also require us to perform environmental remediations, including remediations of properties formerly used to manufacture gas, and to install pollution control equipment at our facilities. Both public officials and private individuals may seek to enforce the applicable environmental laws and regulations against us. We cannot assure you that existing environmental laws or regulations will not be revised or that new laws or regulations seeking to protect the environment will not be adopted or become applicable to us or that we will not identify in the future conditions that will result in obligations or liabilities under existing environmental laws and regulations. Revised or additional laws or regulations which result in increased compliance costs or additional operating restrictions, or currently unanticipated costs or restrictions under existing laws or regulations, particularly if those costs are not fully recoverable from our customers, could have a material adverse effect on our results of operations.

WE RECEIVED A NOTICE OF VIOLATION FROM THE UNITED STATES ENVIRONMENTAL PROTECTION AGENCY ALLEGING VIOLATIONS OF THE NEW SOURCE REVIEW REQUIREMENTS OF THE CLEAN AIR ACT AT TWO OF OUR STATIONS IN COLORADO AND WE CONTINUE TO RESPOND TO INFORMATION REQUESTS RELATED TO SEVERAL OF OUR PLANTS IN MINNESOTA. THE ULTIMATE FINANCIAL IMPACT TO US IS UNCERTAIN AT THIS TIME.

         On July 1, 2002, we received a Notice of Violation ("NOV") from the United States Environmental Protection Agency ("EPA") alleging violations of the New Source Review ("NSR") requirements of the Clean Air Act at PSCo's Comanche and Pawnee Stations in Colorado. The NOV specifically alleges that various maintenance, repair and replacement projects undertaken at the plants in the mid- to late-1990s were non-routine "major modifications" and should have required a permit under the NSR process. Although we believe we acted in full compliance with the Clean Air Act and NSR process, we cannot assure you that we will not be required to install additional emission control equipment at the facilities, which would require substantial capital expenditures, and pay civil penalties. Civil penalties are limited to not more than $25,000 to $27,500 per day for each violation, commencing from the date the violation began. The ultimate financial impact to us is not determinable at this time.

         The EPA also issued requests for information pursuant to the Clean Air Act to our subsidiary NSP-Minnesota. In 2001, NSP-Minnesota responded to EPA's initial information requests related to its plants in Minnesota. On May 22, 2002, EPA issued a follow-up information request to NSP-Minnesota seeking additional information regarding NSR compliance at its plants in Minnesota. NSP-Minnesota is in the process of responding to the follow-up request.

OUR SUBSIDIARY, PSCO, HAS RECEIVED A NOTICE FROM THE INTERNAL REVENUE SERVICE (THE "IRS") PROPOSING TO DISALLOW CERTAIN INTEREST EXPENSE DEDUCTIONS THAT PSCO CLAIMED IN 1993 THROUGH 1997. SHOULD THE IRS ULTIMATELY PREVAIL ON THIS ISSUE, OUR LIQUIDITY POSITION AND FINANCIAL RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED.

         The IRS issued a Notice of Proposed Adjustment to PSCo proposing to disallow interest expense deductions PSCo had taken in tax years 1993 through 1997 in connection with corporate-owned life insurance ("COLI") policy loans of PSR Investments, Inc. ("PSRI" ), a wholly owned subsidiary of PSCo. In late 2001, PSCo received a technical advice memorandum from the IRS National Office that communicated a position adverse to PSRI. Consequently, we expect the IRS to continue disallowing the interest deductions and seeking to impose an interest charge on the resulting underpayment of taxes.

         After consultation with special tax counsel, we believe that the IRS position is not supported by the tax law. Based on this assessment, PSCo continues to believe that the deduction of interest expense on the COLI policy loans is in full compliance with the tax law. For this reason and following consultation with our auditors, we have determined not to record any provision or reserve for income taxed or interest charges in connection with this matter. In addition, PSCo has continued to claim deductions for interest expense related to COLI policy loans on its income tax returns for taxable years after 1997, and intends to continue to challenge the IRS's proposed disallowance.

         The total potential disallowance of interest expense deductions for the period of 1993 through 2002 is approximately $520 million. Should the IRS ultimately prevail on this issue, the aggregate additional Federal and state taxes and interest (not including penalties or interest on penalties) that would be payable to the IRS and state tax agencies in respect of the 1993-2002 period would be approximately $238 million (as determined on a before-tax basis). Because we are continuing to claim deductions for interest expense related to these COLI policy loans, the tax and interest ultimately owed by us, should the IRS and state tax agencies ultimately prevail, will continue to increase over time.

         Should the IRS ultimately prevail on the COLI loan policy issue, our liquidity position and financial results could be materially adversely affected.

INCREASED COMPETITION RESULTING FROM RESTRUCTURING EFFORTS COULD HAVE A SIGNIFICANT FINANCIAL IMPACT ON US AND OUR UTILITY SUBSIDIARIES AND CONSEQUENTLY DECREASE OUR REVENUE.

         Retail competition and the unbundling of regulated energy and gas service could have a significant financial impact on us and our subsidiaries due to an impairment of assets, a loss of retail customers, lower profit margins and/or increased costs of capital. The restructuring may have a significant impact on our financial position, results of operations and cash flows. We cannot predict when we will be subject to changes in legislation or regulation, nor can we predict the impact of these changes on our financial position, results of operations or cash flows. We believe that the prices our utility subsidiaries charge for electricity and gas and the quality and reliability of their service currently place them in a position to compete effectively in the energy market.

For additional information regarding the regulatory environment in which we operate and certain other matters regarding our business discussed above, see our Form 10-Q for the quarter ended September 30, 2002, especially Notes 8, 9, 11, 13 and 14 to our consolidated financial statements.

RISKS RELATED TO THE NOTES

THE NOTES WILL BE EFFECTIVELY SUBORDINATED TO ALL EXISTING AND FUTURE INDEBTEDNESS AND LIABILITIES OF OUR SUBSIDIARIES.

         As a stockholder, rather than a creditor of our subsidiaries, our right and the rights of our creditors to participate in the assets of any of our subsidiaries upon any liquidation or reorganization of that subsidiary will rank behind the claims of that subsidiary's creditors, including trade creditors (except to the extent we have a claim as a creditor of such subsidiary). As a result, the notes will be effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries.

         As of September 30, 2002, our subsidiaries, other than NRG, had outstanding indebtedness and liabilities (including trade payables) of approximately $9,772 million. Some of these liabilities are secured by the assets of these subsidiaries. We and our subsidiaries may incur additional debt. The indenture governing the notes offered hereby will not contain any restriction on us or our subsidiaries incurring additional debt.

THERE IS NO PUBLIC MARKET FOR THE NOTES.

         There is no existing trading market for the notes. Because the notes are being sold under an exemption from registration under applicable securities laws and, therefore, may not be publicly offered, sold or otherwise transferred in any jurisdiction where registration may be required, it is unlikely that any public market for the notes will develop.

         We will agree to file with the SEC within 90 days after the date of original issuance of the notes a shelf registration statement covering resales of the notes and the shares of common stock issuable upon conversion of the notes and to use our best efforts to cause such registration statement to be declared effective under the Securities Act within 180 days from the date of issuance of the notes. However, we cannot assure you that the registration statement will be declared effective during that time period or that there will be an active trading market for the notes. If the registration statement is not declared effective, this could adversely affect the liquidity and price of the notes and the common stock issuable upon conversion of the notes. If we do not comply with our registration obligations with respect to the notes and the common stock issuable upon conversion of the notes, we will be obligated to pay liquidated damages until the relevant registration obligation has been satisfied or the notes and the common stock issuable upon conversion of the notes become freely tradable without registration under the Securities Act. If a market were to develop, the notes could trade at prices that may be lower than their initial offering price depending on many factors, including the market price of our common stock into which the notes are convertible, prevailing interest rates, our operating results and the market for similar securities.

CERTAIN PROVISIONS OF LAW, AS WELL AS PROVISIONS IN OUR BY-LAWS AND SHAREHOLDER RIGHTS PLAN, MAY MAKE IT MORE DIFFICULT FOR OTHERS TO OBTAIN CONTROL OF US, EVEN THOUGH SOME SHAREHOLDERS MIGHT CONSIDER THIS FAVORABLE.

         We are a Minnesota corporation and certain anti-takeover provisions of Minnesota law apply to us and create various impediments to the acquisition of control of us or to the consummation of certain business combinations with us. In addition, our by-laws and shareholder rights plan contain provisions which may make it more difficult to remove incumbent directors or effect certain business combinations with us without the approval of our board of directors. See "Description of Common Stock." Finally, certain federal and state utility regulatory statutes may also make it difficult for another party to acquire a controlling interest in us. These provisions of law and of our corporate documents, individually or in the aggregate, could discourage a future takeover attempt which individual shareholders might deem to be in their best interests or in which shareholders would receive a premium for their shares over current prices.

WE MAY ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK THAT COULD DILUTE THE VALUE OF OUR COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES.

         We may be required to issue additional shares of our common stock that may dilute the value of our common stock and may adversely affect the market price our common stock.

         On March 13, 2001, NRG Energy completed the sale of 11.5 million equity units, consisting of a corporate unit comprising a $25 principal amount of NRG Energy's senior debentures and an obligation to acquire shares of NRG Energy common stock no later than May 18, 2004. Initially the equity units were convertible by the holder into NRG Energy common stock. Following the exchange offer and subsequent short form merger pursuant to which we acquired the outstanding publicly-held stock of NRG Energy on June 3, 2002, the equity units may be converted by the holder into our common stock. The maximum number of shares to be issued by us upon conversion of the equity units is 5,323,925 (subject to adjustment for specified events arising from stock splits and combinations, stock dividends and other actions that modify our capital structure).

         We and some of our subsidiaries have incentive compensation plans under which stock options and other performance incentives are awarded to key employees. As of December 31, 2001, stock options for 15,214,460 shares of common stock were outstanding, of which options for 7,154,113 shares of common stock were exercisable. The exercise price for the options ranges from $16.60 to $31.01. In addition, certain employees also may be awarded restricted stock under our incentive plans. We hold restricted stock until restrictions lapse, generally two to three years from the date of grant. We granted 21,774 restricted shares in 2001, 58,690 restricted shares in 2000 and 52,688 restricted shares in 1999.

         As described in "Recent Developments" above, on November 8, 2002, we issued $100 million principal amount of Existing Notes pursuant to a Purchase Agreement to various Purchasers. A portion of the proceeds of the issue and sale of the notes offered hereby will be used to redeem the Existing Notes on January 8, 2003. However, such notes remain convertible into our common stock at any time and from time to time through January 8, 2002 at the specified conversion prices. For additional information regarding the terms of the Existing Notes, see Note 10 to our financial statements in our Form 10-Q for the quarter ended September 30, 2002.

FLUCTUATIONS IN THE MARKET PRICE OF OUR COMMON STOCK COULD ADVERSELY AFFECT THE TRADING PRICE OF THE NOTES.

         The market price of our common stock has fluctuated recently. In addition, the stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock may continue to fluctuate in the future. Negative fluctuations in the market price of our common stock could adversely impact the trading price of the notes.

                       RATIO OF EARNINGS TO FIXED CHARGES

                           NINE MONTHS ENDED
                              SEPTEMBER 30,                           YEAR ENDED DECEMBER 31,
                         ----------------------     ------------------------------------------------------------
                          2002(1)        2001         2001         2000         1999         1998         1997
                         --------      --------     --------     --------     --------     --------     --------
                              (UNAUDITED)
Ratio of Earnings to
  Fixed Charges ....         (2.2)          2.8          2.1          1.9          2.4          3.0          2.6


(1) Earnings as defined in the ratio for the nine months ended September 30, 2002 were reduced by NRG asset impairment charges and writedowns of $3.0 billion. Excluding these items, the ratio for such period would have been 1.8.

         For purposes of computing the ratio of earnings to fixed charges, (1) earnings consist of net income plus fixed charges, federal and state income taxes, deferred income taxes and investment tax credits and less undistributed equity in earnings of unconsolidated investees, and (2) fixed charges consist of interest on long-term debt, other interest charges, distributions on redeemable preferred securities of subsidiary trusts and amortization of debt discount, premium and expense.

                           PRICE RANGE OF COMMON STOCK

         Our common stock is currently listed on the New York Stock Exchange under the symbol "XEL." The following table sets forth the intra-day high and low prices for transactions involving our common stock for each calendar quarter, as reported on the New York Stock Exchange Composite Tape, and related dividends paid per common share during such periods.

                                                   HIGH       LOW      DIVIDEND
                                                   ----       ---      --------
2002:
   Fourth Quarter (through November 18, 2002)...   $11.60     $7.40         N/A
   Third Quarter................................   $17.20    $ 5.12     $0.18750
   Second Quarter...............................   $26.49    $13.91     $ 0.3750
   First Quarter................................   $28.49    $22.26     $ 0.3750
2001:
   Fourth Quarter...............................   $29.77    $25.30     $ 0.3750
   Third Quarter................................   $29.51    $25.00     $ 0.3750
   Second Quarter...............................   $31.85    $27.39     $ 0.3750
   First Quarter................................   $30.35    $24.19     $ 0.3750
2000:
   Fourth Quarter...............................   $30.00    $24.63     $ 0.3750
   Third Quarter................................   $27.56    $20.13     $ 0.3750
   Second Quarter...............................   $23.81    $19.50     $ 0.3675
   First Quarter................................   $20.56    $16.13     $ 0.3625

         On November 18, 2002 the last reported sale price of our common stock on the New York Stock Exchange was $9.40 per share.

         Historical stock price information for periods prior to August 19, 2000 is information for the common stock of Northern States Power Company (which was listed on the New York Stock Exchange under the symbol "NSP"), the predecessor of Xcel Energy. Xcel Energy was formed on August 18, 2000 by the merger of Northern States Power Company with New Century Energies, Inc.

                                 CAPITALIZATION

         The following table sets forth our consolidated capitalization as of September 30, 2002, (1) on an actual basis and (2) as adjusted for the offering of these notes and the application of the net proceeds thereof. You should read the information in this table together with the detailed information and consolidated financial statements appearing in the documents incorporated by reference in this offering memorandum and with "Selected Consolidated Financial Data" included elsewhere in this offering memorandum.


                                                                                            AS OF SEPTEMBER 30, 2002
                                                       AS OF SEPTEMBER 30, 2002(1)              (AS ADJUSTED)(2)
                                                      -----------------------------      ------------------------------
                                                      (THOUSANDS OF        % OF          (THOUSANDS OF        % OF
                                                         DOLLARS)     CAPITALIZATION       DOLLARS)      CAPITALIZATION
                                                      ------------    --------------     ------------    --------------

Short-term debt, including current maturities ...     $  9,526,054             42.7%     $  9,526,054             42.3%
Minority interest ...............................           38,837              0.2%           38,837              0.2%
Long-term debt ..................................        6,889,364             30.9%        7,089,364             31.5%
Mandatorily redeemable preferred
   securities of subsidiary trusts ..............          494,000              2.2%          494,000              2.2%
Preferred stockholders' equity ..................          105,320              0.5%          105,320              0.5%
Common stockholders' equity .....................        5,247,506             23.5%        5,247,506             23.3%
   Total capitalization (including short-term
                                                      ------------    -------------      ------------    -------------
     debt and minority interest) ................     $ 22,301,081            100.0%     $ 22,501,081            100.0%
                                                      ============    =============      ============    =============

(1) Actual capitalization amounts are as reported in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, which includes reclassification of discontinued operations of NRG in 2002. The components of such discontinued operations are segregated on the balance sheet, outside of apparent capitalization components. As a result, $227.7 million of short-term debt is reported as current liabilities held for sale; and $25.1 million of minority interest and $203.1 million of long-term debt are reported in the Form 10-Q as noncurrent liabilities held for sale.

(2)      As adjusted to give effect to (i) the sale of the Existing Notes and
         (ii) the sale of the notes offered herby (assuming no exercise of the overallotment option) and the use of proceeds thereof to redeem the Existing Notes.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected consolidated financial data as of December 31, 2001 and 2000, and for the years ended December 31, 2001, 2000 and 1999 have been derived from our audited consolidated financial statements and the related notes. The consolidated financial data as of September 30, 2002 and 2001 have been derived from our unaudited consolidated financial statements. The information set forth below should be read together with "Management's Discussion and Analysis," our audited and unaudited consolidated financial statements and related notes and other financial information contained in our Current Report on Form 8-K filed on November 19, 2002 and our Quarterly Report on Form 10-Q for the period ended September 30, 2002, which we incorporate by reference in this offering memorandum. See "Where You Can Find More Information." The historical financial information may not be indicative of our future performance.

         The consolidated financial statement information summarized in the tables below for 1999, 2000 and 2001 reflect reclassifications from amounts previously reported in our Annual Report on Form 10-K for the year ended December 31, 2001, due to (a) changes in the presentation of electric and gas trading revenues and costs, and (b) the impact of discontinued operations for certain components of NRG in 2002. These reclassifications are necessary to provide historical information that is comparable and consistent with the amounts shown for the nine months ended September 30, 2002 and 2001 in the tables below. The reclassifications did not change our earnings or cash flows from amounts previously reported in the Annual Report on Form 10-K for the year ended December 31, 2001.

                                                        NINE MONTHS ENDED
                                                          SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                                   --------------------------     -----------------------------------------
                                                     2002(1)          2001           2001           2000           1999(2)
                                                   ----------      ----------     ----------     ----------      ----------
                                                          (UNAUDITED)                                            (UNAUDITED)
                                                                     (IN MILLIONS, EXCEPT PER SHARE DATA)

CONSOLIDATED INCOME STATEMENT DATA:
Operating revenue ............................     $    7,241      $    8,979     $   11,522     $    9,370      $    6,876
Operating expense ............................          9,167            7424          9,637          7,865           5,679
                                                   ----------      ----------     ----------     ----------      ----------
   Operating income ..........................     $   (1,926)     $    1,555     $    1,885     $    1,505      $    1,197
Interest income and other
  nonoperating income -
  net of other expenses ......................             39              46             59             18               1
Interest charges and
  financing costs ............................            670             584            794            675             452
Income taxes (benefits) ......................           (617)            325            330            295             181
Minority interest (income) expense ...........            (39)             57             67             29               1
                                                   ----------      ----------     ----------     ----------      ----------
(Loss) income from continuing operations .....         (1,901)            635            753            524             564
(Loss) income from discontinued
  operations, net of tax .....................             18              15             32             22               7
Extraordinary items, net of tax ..............             --              --             10            (19)             --
                                                   ----------      ----------     ----------     ----------      ----------
   Net loss (income) .........................         (1,883)            650            795            527             571
Dividends on preferred
  stock ......................................              3               3              4              4               5
                                                   ----------      ----------     ----------     ----------      ----------
(Loss) earnings available for
  common shareholders ........................     $   (1,886)     $      647     $      791     $      523      $      566
                                                   ==========      ==========     ==========     ==========      ==========
Earnings per share - diluted:
  (Loss) income before extraordinary items ...          (5.06)           1.84           2.18           1.54            1.69
   Discontinued Operations ...................           0.05            0.04           0.09           0.06            0.01
   Extraordinary items .......................             --              --           0.03          (0.06)             --
                                                   ----------      ----------     ----------     ----------      ----------
     Total ...................................     $    (5.01)     $     1.88     $     2.30     $     1.54      $     1.70
                                                   ==========      ==========     ==========     ==========      ==========

(1) Results for 2002 include two significant items which are described further in our Form 10-Q for the quarter ended September 30, 2002: (a) impairment charges related to NRG's long-lived assets and equity investments which increased operating expenses and reduced operating income for the nine month period by $3.0 billion; reduced income from continuing operations, net income and earnings available for common shareholders for the nine month period by $2.9 billion; and reduced earnings per share from continuing operations and total earnings per share for the nine month period by $7.60; and (b) income tax benefits related to our investment in NRG Energy which increased income from continuing operations and net income for the nine month period by $676 million, and increased earnings per share from continuing operations and total earnings per share for the nine month period by $1.80.

(2) The 1999 consolidated financial data were derived from financial statements audited by Arthur Andersen LLP, independent public accountants. We have been unable to obtain the consent of Arthur Andersen LLP to the use of their report in this offering memorandum. The 1999 amounts, as reclassified, are unaudited.

                                                                  SEPTEMBER 30,             DECEMBER 31,
                                                                  -------------    -----------------------------
                                                                       2002           2001             2000
                                                                  -------------    ------------     ------------
                                                                                   (IN MILLIONS)

CONSOLIDATED BALANCE SHEET DATA:
Current assets ..............................................     $      4,194     $      3,311     $      3,128
Property, plant and equipment, at cost ......................           19,136           20,619           15,038
Other assets ................................................            5,076            4,805            3,603
                                                                  ------------     ------------     ------------
Total assets ................................................     $     28,406     $     28,735     $     21,769
                                                                  ============     ============     ============

Current portion of long-term debt (1) .......................            7,522              419              593
Short-term debt .............................................            2,004            2,225            1,475
Other current liabilities ...................................            2,925            2,806            2,604
                                                                  ------------     ------------     ------------
     Total current liabilities ..............................           12,451            5,450            4,672
Deferred credits and other liabilities ......................            3,180            3,965            3,335
Minority interest ...........................................               39              637              263
Long-term debt (1) ..........................................            6,889           11,889            7,338
Mandatorily redeemable preferred securities of subsidiary
     trusts .................................................              494              494              494
Preferred stockholders' equity ..............................              105              105              105
Common stockholders' equity .................................            5,248            6,195            5,562
                                                                  ------------     ------------     ------------
     Total liabilities and equity ...........................     $     28,406     $     28,735     $     21,769
                                                                  ============     ============     ============

(1) Based on the defaults under certain NRG debt agreements, and NRG's lenders having the ability to call such debt within twelve months of September 30, 2002, $6.7 billion of NRG's long-term debt has been reclassified to current as of that date.

                                 DIVIDEND POLICY

Historically, we have paid quarterly dividends to our shareholders. For each quarter in 2001 and for the first two quarters of 2002, we paid dividends to our shareholders $0.375 per share. In the third quarter of 2002 we paid dividends of
0.1875 per share. In making such decision, the board of directors considered several factors, including the goal of funding customer growth in our core business through internal cash flow and reducing our reliance on debt and equity financings. The board also compared our dividend to its utility earnings and to the dividend payout of comparable utilities. Dividends on our common stock are paid as declared by our board of directors. In addition, the amount dividends that we can pay is limited by PUHCA, in that we may not pay dividends out of capital or unearned surplus without approval of the SEC.